Exhibit 10.2

ALIEN TECHNOLOGY TRANSFER

NIH SERVICE AGREEMENT

(2)

Contents

1.	PROVIDER OBLIGATIONS	2
2.	FEES	4
3.	LIABILITY	5
4.	CONFIDENTIALITY	5
5.	TERMINATION	6
6.	NON-SOLICITATION	7
7.	NOTICES	7
8.	GOVERNING LAW AND JURISDICTION	7
9.	INTERPRETATION	9

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This Service Agreement (the “Agreement”) is made in Austin, Texas, on 29th July 2024 between:

1. Alien Technology Transfer USA Inc.3

A company incorporated in United States and having its registered office at: 111 Congress Avenue, Suite 500, Austin, Texas, 78701

TIN no. 30-1241646

(the “Provider”); and

2. RespireRX Pharmaceuticals Inc.

A company incorporated in: Delaware, US

and having its registered office at: 126 Valley Road, Suite C, Glen Rock, NJ, 07452

TIN no. 33-0303583

(the “Client”)

Both parties may be referred to, collectively, as the “Parties” or individually, as the “Party”. It is agreed as follows:

This Agreement relates specifically to the Project entitled:

A novel, selective potentiator of GABAA receptor for treatment of epilepsy and pain

1. PROVIDER OBLIGATIONS

1.1. The Provider will deliver, through any of the Alien Technology Transfer Group’s companies or specialised third parties, the following Services:

3 Alien Technology Transfer USA Inc. is a company of the Alien Technology Transfer Group and is licensed to use Alien Technology Transfer’s trading name. www.alientt.com

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TABA Services

The TABA Services related to Phase II described below, will be performed only in case the Client successfully enters into a Grant Agreement with the Federal Agency regarding the Discretionary Technical and Business Assistance (TABA) during Phase II.

Regulatory Affairs Consulting Package

a)	Development and execution of regulatory plans to facilitate the successful approval and market launch of new products, including preparing and submitting regulatory submissions to relevant authorities.
b)	Assistance in the preparation and maintenance of regulatory documentation, ensuring compliance with relevant regulations and guidelines.
c)	Participation in meetings and communications with regulatory agencies, acting as a company representative for regulatory matters.
d)	Training to company managers and other relevant team members in areas related to regulatory compliance and associated best practices.

The Provider will devote a maximum of 100 hours to those services.

or

IP Management Package

a)	Advice on legal rights and actions involving intellectual property.
b)	Training company management groups in areas related to intellectual property law and best practices for intellectual property procurement and protection.
c)	Conducting IP research including prior art searches, patentability assessments, trademark clearance searches, and Freedom to Operate searches.
d)	Preparing and reviewing legal documents such as patents, trademark papers, and copyright registrations.
e)	Drafting and reviewing other IP-related agreements such as licensing agreements and non-disclosure agreements.

The Provider will devote a maximum of 100 hours to those services.

Accounting Services

The Accounting Services related to Phase II described below, will be performed only in case the Client successfully accesses Phase II and receives payments by the relevant Federal Agency in accordance with the Grant Agreement.

Grant Accounting Compliance

a)	Training on Federal Agency accounting rules; and others specifically related to the SBIR/STTR grant.
b)	Review of the company’s current accounting system to ensure accuracy to standard government rules and make the appropriate recommendations.
c)	Setting up a proper Chart of accounts to support a compliant system.

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d)	Calculation of eligible drawdown amounts, or reconciling drawdown amounts to maximize the use of the funds, along with staying in compliance with drawdown timings and allowance; such services will be rendered in accordance with the Client’s financial statements and book-keeping, which will remain the sole responsibility of the Client.
e)	Labor costs calculation and Labor distribution journal entry for each payroll run.

Accounting Package

a)	All the Services included in the Grant Accounting Compliance.
b)	Transaction accounting/bookkeeping services.
c)	Implement a Cash flow report/process to ensure proper cash management techniques and proper compliance.
d)	Support with accounts payable process to help maintain segregation of duties for internal controls.

Monthly financial statements, including relevant project/budget reports, as applicable.

2. FEES

2.1. In consideration of the Services performed by the Provider, the Client shall pay the Fees specified below:

TABA	- $ 50,000.00	The Provider invoices the relevant fee immediately after the Client requests the first payment regarding the Discretionary Technical and Business Assistance (TABA) to the Federal Agency.

Grant Accounting Compliance	- $ 2,400.00 per month	The Provider invoices the fee monthly.

Accounting Package	- $ 3,200.00 per month	The Provider invoices the fee monthly.

2.2. In case the Client has applied for a Revision, Renewal, Extension, Administrative Supplement Grant or any other supplementary funding opportunity for the Project, the Fees as set out in this Section 2 should also be charged to the supplementary (Revision/Renewal/Extension/ Administrative Supplement Grant) project budget.

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2.3. If the Client is late in making any payment, the Provider has the right to take actions like:

a)	suspending the provision of Services until the Client resolves the payment issue;
b)	terminating this Agreement and requesting compensation according to Section 5 if the payment remains overdue for 30 days or longer.

3. LIABILITY

3.1. The maximum liability of each Party under this Agreement, including any related claims, will not exceed the total amount of the fees specified in Section 2.

3.2. The Client understands that the Provider cannot be held responsible for the changes that NIH may make in its rules and set procedures.

3.3. Neither Party will be held liable for any failure to comply with the terms of this Agreement if it is directly caused by a Force Majeure Event (FME). In the event of an FME, the obligations of the affected Party will be postponed until the FME concludes. However, if the frustration caused by the FME continues for more than 60 consecutive days, either Party may choose to terminate this Agreement by providing written notice to the other Party.

4. CONFIDENTIALITY

4.1. Confidentiality under this agreement provisions, supersedes all previous agreements between the parties, on the same subject.

4.2. Both Parties acknowledge that during the Term of this Agreement, they will receive or become aware of proprietary and Confidential Information related to the other Party, its clients, customers, or businesses.

4.3. Confidential Information does not include information that is already publicly available at the time of receipt, becomes public through no fault of the recipient, is lawfully received from a third Party without restrictions, or is already known by the recipient prior to receipt.

4.4. The Parties agree to always keep each other’s Confidential Information confidential, ensuring its security and protection from theft, damage, loss, or unauthorized access.

4.5. Neither Party is allowed to use, disclose, exploit, copy, or modify the other Party’s Confidential Information without prior written consent. Neither Party can allow any third Party to do so, except for the sole purpose of fulfilling this Agreement.

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4.6. Neither Party will be considered in violation of this section if it discloses the other Party’s Confidential Information due to a legal requirement or order from a competent authority. However, unless instructed otherwise by a court of law, police authority, or other competent authority, the disclosing Party must provide reasonable advance notice to the other Party and offer them a fair opportunity to question the disclosure.

4.7. Without prejudice to the Confidential Information, the Provider is free to use - unless the Client explicitly forbids it in writing - the Client’s name, logo, website screen captures and description for marketing and publicity purposes, including press releases, promotional activities, and materials.

4.8. The receiving Party shall (i) be permitted to retain a copy of the Confidential Information to the extent required to comply with applicable law or regulatory authority or written and established internal document retention policies and (ii) any such Confidential Information retained shall remain subject to the confidentiality obligations of this Agreement for the earlier of the date such Confidential Information is no longer retained by the receiving Party or four years after the termination of this Agreement.

4.9. Both Parties assure that they follow and will continue to follow all relevant laws, rules, and regulations, as well as data protection regulations laws against bribery and money laundering. The Provider ensures that all IT systems and tools, used for rendering the Services, are used in compliance with the relevant applicable regulations.

5. TERMINATION

5.1. The Provider has the right to terminate the Agreement in the following cases, subject to clause 5.3., if:

a)	the Client changes the constitution or ownership of its company significantly affecting the results which the Provider may reasonably expect to obtain from the present agreement;
b)	the Client loses its SBC status during the term of this Agreement.

5.2. Moreover, this Agreement is considered terminated when:

a)	the Client has paid all due fees to Provider;
b)	the SBIR/STTR terminates the Project for any reason dependent on the Client’s negligence or liability. In this case clause 5.4. applies.

5.3. If the Client is awarded funding related to this Project under SBIR/STTR or in case clause 5.1. applies, it will pay the Provider for Accounting Services and TABA Services, as per Section 2 during the term of this agreement, while, if the agreement is terminated, the Client will pay a fee which is equal to 50% of the Accounting Services Fee and the 50% of the TABA Services Fee that would have been paid if the agreement had not been terminated or the partial remaining fee in case the agreement is terminated during execution of these Services.

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6. NON-SOLICITATION

6.1. Neither Party, during the term of this Agreement (or for 12 months’ thereafter), may hire or solicit or induce or cause others to solicit, hire or induce any employee, agent or sub- contractor of the other Party to terminate their employment or engagement with the other Party, without that other Party’s prior written consent. This provision shall not prohibit the hiring of any person who submits an application for employment or services to the other Party in response to any general advertisement, placement agency, or recruiter that is not targeting the other Party.

7. NOTICES

7.1. All Notices regarding this agreement, must be in writing, via email to:

a)	For the Provider: administration@alientt.com
b)	For the Client: jmargolis@respirerx.com

8. GOVERNING LAW AND JURISDICTION

8.1. Governing law:

This Agreement and all related claims shall be governed by, and enforced in accordance with, the substantive laws of the State of Texas.

8.2. Jurisdiction:

The Parties submit to the exclusive jurisdiction of the state and federal courts of Texas to deal with any dispute arising out of or in connection with this Agreement.

8.3. Arbitration:

The parties agree that they shall first attempt to settle any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be resolved amicably, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. There shall be one arbitrator. Hearings shall be conducted remotely. The non-appealable award shall be made within six (6) months of the filing of the notice of intention to arbitrate (demand), and the arbitrator shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended if necessary. The award of the arbitrators shall be accompanied by a reasoned opinion.

8.4. Judicial Proceedings:

If arbitration is ultimately unsuccessful, nothing in this Agreement shall prevent either Party from resorting to judicial proceedings. In the event of litigation in relation to this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses (including reasonable attorneys’ fees) associated with the litigation upon receipt of a final judgment from a court of competent jurisdiction.

***Signatures Below***

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This Agreement has been executed and delivered as of the date stated below and by signing it the Parties explicitly agree to be bound by its terms and conditions.

THE CLIENT		THE PROVIDER

RespireRX Pharmaceuticals Inc.		Alien Technology Transfer USA Inc.

/s/ Jeff Eliot Margolis		/s/ Irfan Ahmad
Name	Jeff Eliot Margolis	Name	Irfan Ahmad
Title	SVP, CFO, Treasurer, Secretary	Title	Director
Date	July 29, 2024	Date	July 29, 2024

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9. INTERPRETATION

The following definitions apply to this Agreement:

“Agreement” means this Service Agreement together with its Schedule(s) and Appendix(s), if any.

“Alien Technology Transfer Group” means an independent consulting firm, licensed to use Alien Technology Transfer’s trading name and including the following companies: Alien Technology Transfer USA, Caravel Innovation SLU, Alien Technology Transfer Ltd., Alien TT Italy Srl, Alien Technology Transfer India.

“Confidential Information” means information or material that has or could have commercial value or other utility in the business in which the Parties are engaged.

“Federal Agency” means the National Institute of Health (NIH).

“Force Majeure Event (or FME)” means an event, act, circumstance or effect that cannot be reasonably anticipated or controlled by the Parties and is effectively beyond their direct control.

“Grant Agreement” means a contract or grant agreement entered into between an SBIR/STTR participating Federal Agency and an SBC (US Small Business Concern) for the performance of experimental, developmental, or research work funded by the Federal Government.

“NIH (National Institute of Health)” means an Agency of the U.S. Department of Health and Human Services.

“Notices” means any formal communication – including, but not limited to, termination notices, complaints, expressions of dissatisfaction, breach notifications, payment reminders, legal and judicial proceedings notices - delivered from one Party to the other.

“Overdue Payment” means any payment that has not been executed by the due date set in the invoice related to it.

“Phase 00” means the preliminary project analysis and preparatory work required in order to gain access to SBIR/STTR Phase II.

“Phase II” means the second stage of the SBIR/STTR Program.

“Project” means all the activities necessary for the Client to enter into the SBIR/STTR Program and all the activities to be performed within the SBIR/STTR Program.

“SBC (Small Business Concern)” means a US business entity as defined in the Small Business Act and in the Guide to SBIR/STTR Program Eligibility published by the U.S. Small Business Administration on January 28, 2013.

“SBIR/STTR” means Small Business Innovation Research (SBIR) and/or Small Business Technology Transfer (STTR).

“Services” means the services set out in Section 1 and performed by the Provider in favour of the Client.

“Term” means the period commencing on the date of signature and ending when one of the concluding events described in Section 5 occurs.

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